                                                                      EXHIBIT 12

                             AMERICAN BRANDS, INC.

         Statement Re Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


                                                 Years Ended December 31,
                                     ------------------------------------------------
                                       1992      1993      1994      1995      1996
                                     --------  --------  --------  --------  --------
Continuing Operations
---------------------

Earnings Available:

  Income before
    provision for
    taxes on income
    and minority interest            $1,255.1  $  878.9  $1,354.0  $  895.3  $  824.8

  Less:  Excess of
          earnings over
          dividends of less
          than fifty percent
          owned companies                 0.3       0.8       0.4       0.2       0.2

          Capitalized interest            1.0       2.5       1.4       0.2       0.3
                                     --------  --------  --------  --------  --------
                                      1,253.8     875.6   1,352.2     894.9     824.3
                                     --------  --------  --------  --------  --------
Fixed Charges:

  Interest expense
    (including capitalized
    interest) and amortization
    of debt discount and expenses       283.4     258.7     224.9     170.4     185.9

  Portion of rentals
    representative of
    an interest factor                   32.3      29.8      27.1      20.6      16.2
                                     --------  --------  --------  --------  --------
    Total Fixed Charges                 315.7     288.5     252.0     191.0     202.1
                                     --------  --------  --------  --------  --------

    Total Earnings
      Available                      $1,569.5  $1,164.1  $1,604.2  $1,085.9  $1,026.4
                                     ========  ========  ========  ========  ========

Ratio of Earnings to
Fixed Charges                            4.97     4.04       6.37      5.69      5.08
                                     ========  ========  ========  ========  ========
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